Exhibit 99.2

Consent to be Named as an Executive Officer

In connection with the filing by Titan America SA of the Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as an executive officer of Titan America SA in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement.

Dated: January 13, 2025

Signed,

/s/ John W. Christy
Name: John W. Christy